[BALDWIN PIANO LETTERHEAD]                                         EXHIBIT 99.3


                                  NEWS RELEASE

CONTACTS:    Joel Pomerantz or
             Ken DiPaola
             The Dilenschneider Group
             (212) 922-0900



                         BALDWIN PIANO ENDS NEGOTIATIONS
                 ON GREENWOOD, MISSISSIPPI WOOD-WORKING FACILITY


         LOVELAND, OHIO, September 25, 1997 -- The Baldwin Piano & Organ Company (NASDAQ:BPAO), maker of America's best-selling acoustic pianos, today announced that it has ended its previously disclosed negotiations to form a third-party venture to manage Baldwin's largest manufacturing facility in Greenwood, Mississippi. The company said that recent industry developments have reduced the attractiveness of such a venture and opened up some promising new opportunities to better utilize its highly skilled workforce and reduce excess capacity at the facility. The Greenwood facility manufactures and finishes piano cases for the company's fine pianos.

         The company added that while it was premature to furnish additional details, it still anticipates first-year annual savings at Greenwood to at least equal the $1 million cited in Baldwin's July 9, 1997 announcement.

         Referring to the options for the company's Greenwood facility, Karen L. Hendricks, chairman and chief executive officer of Baldwin, said: "Our ongoing cost containment programs at Greenwood continue to make noticeable progress. In addition to lowering costs, they have opened up fresh opportunities to address capacity utilization in ways that are core to our piano business, long term in nature, and more financially advantageous for Baldwin. In fact, it is reasonable to expect increased production from this facility as some of these opportunities become realities."




                                     -more-

         The Baldwin Piano & Organ Company's Music Division makes and markets America's best selling acoustic pianos under the Baldwin, Wurlitzer, and Chickering brand names, as well as the Pianovelle(R) line of digital pianos and Baldwin's newest product, the computerized ConcertMaster(R) player piano system. Baldwin also provides its dealers with retail consumer financing through Keyboard Acceptance Corporation and produces electronic parts and components for original equipment manufacturers through Baldwin's Special Products Division.

         Baldwin currently employs some 1,400 workers at six locations, including corporate headquarters in Loveland, Ohio, and five manufacturing facilities in Arkansas, Mississippi, and Mexico.

                                     -------

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.



                                      # # #




                                        31